Exhibit 10.1

Amended and Restated Employment Agreement

This Amended and Restated Employment Agreement (this “Agreement”) is dated as of March 30, 2026 (the “Effective Date”), and is made by and between Eos Energy Storage LLC, a Delaware limited liability company, on behalf of itself and its former, present, and future parent corporations, stockholders, members, subsidiaries, and affiliates, and each of their respective former, present, and future directors, officers, members, managers, employees, agents, representatives, and insurers, and/or any other related entity (the “Company”) and Michelle Buczkowski (“Executive”).  Executive and Company may also be referred to individually as a “Party,” and/or collectively as the “Parties.”

WHEREAS, the Company is a publicly-traded entity whose common stock is listed on The Nasdaq Capital Market (“Nasdaq”);

WHEREAS, Executive is currently employed by the Company as its Chief Administration Officer and the Parties’ relationship is set forth in an October 12, 2024 Offer of Employment Letter (“Offer Letter”);

WHEREAS, the Parties desire to change the terms and conditions of Executive’s employment as set forth in this Agreement and to have the Agreement void the terms set forth in the Offer Letter;

WHEREAS, upon the Effective Date of this Agreement, the Offer Letter will be voided; and

WHEREAS, the Company desires to continue to employ Executive pursuant to the terms and conditions set forth in this Agreement, and Executive desires to be so employed, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1.	Term; Position and Responsibilities

(a)       Term. The Company shall employ Executive continuing until Executive’s employment terminates pursuant to Paragraph 6. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period.”

(b)       Position and Responsibilities. During the Employment Period, Executive shall serve as the Chief Administration Officer, reporting to the Chief Executive Officer of the Company (the “CEO”). Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in such position, and such other duties consistent with Executive’s position as the CEO specifies from time to time.

2.	Base Salary

As compensation for the services to be performed by Executive during the Employment Period, the Company shall pay Executive a base salary at an annualized rate of $385,000, payable in accordance with the Company’s standard payroll practices (“Base Salary”). The amount of the Base Salary (as defined below) will be reviewed by the Board of Directors of the Company, or a committee thereof (the “Board”) annually during the Employment Period, which may increase (but not decrease except in accordance with Section 6(d)(iii)(B)) Executive’s Base Salary in its sole discretion at that time.

3.	Bonus, Initial Equity Award, and Incentive Compensation

(a)       Annual Cash Bonus. Executive shall be eligible to participate in the annual short-term incentive plan established and approved by the Board (or applicable committee thereof) (the “Short Term Plan”) on the terms and conditions set forth therein and made available to similarly situated senior leaders. The target payments will be set annually by the Board. With respect to the 2026 calendar year, Executive’s target will be set at 75% of Executive’s Base Salary.

(b)       Initial New Hire Equity Award. As an incentive for Executive to accept their employment pursuant to the terms of the Offer Letter, the Company awarded Executive, a one-time initial grant of restricted stock units of Eos’s common stock (the "Equity Award"), that vest in accordance with the terms of the award agreement entered into at that time.  The terms of the Equity Award remain in full force and effect and is governed by, and administered in accordance with, the terms of the Company’s Second Amended and Restated 2020 Incentive Plan, as may amended, supplemented, restated, replaced, or otherwise modified from time to time (the “LTI Plan”).

(c)       Future Equity Awards. Executive is eligible to participate in the Company’s annual long-term incentive equity program under the LTI Plan, with the same terms and conditions made available to similarly situated senior leaders (to the extent an equity award is granted.)  There is no guarantee of being granted any future equity awards and any future grant of equity awards will be determined in the Company’s sole discretion, subject to the approval by Eos’s Board (or applicable committee thereof).

4.	Other Employee Benefits

During the Employment Period, Executive will be eligible to participate in the Company’s benefit plans and programs in effect from time to time that are made available to other similarly situated employees or mandated by law, in accordance with and subject to the eligibility and other provisions of such plans and programs.

5.	Place of Work, Expenses and Paid Time Off

(a)       Executive holds an on-site position at the Company’s NovaPlace offices located in Pittsburgh, Pennsylvania. Executive’s work will be performed in Pennsylvania, and all of Executive’s Company income will be subject to federal, Pennsylvania state and any local income tax.

(b)       Business travel to Company locations other than NovaPlace, or otherwise for business reasons, will be reimbursed according to the Company’s expense policy applicable to its senior level executives as in effect from time to time.

(c)       During the Employment Period, Executive shall be entitled to paid personal time off in accordance with the Company’s paid personal time off policy applicable to its employees as in effect from time to time.

6.	At-Will Employment and Termination of Employment

(a)       At-Will Employment. This Agreement does not guarantee any fixed term of employment and Executive’s employment with the Company is “at will.”  Both Parties are able to terminate the employment relationship at any time, for any reason or for no reason at all, subject to the provisions set forth in this Paragraph 6.

(b)       Termination Due to Death or Disability. During the Employment Period, Executive’s employment shall automatically terminate in the event of Executive’s death and may be terminated by the Company due to Executive’s Disability. For the purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Executive of Executive’s essential duties under this Agreement for a continuous period of 180 days or longer, or for 360 days or more in any 24-month period; provided, that, the Company will comply with all obligations to provide reasonable accommodation of any disability of Executive consistent with applicable law.

(c)       Termination by the Company. During the Employment Period, the Company may terminate Executive’s employment with the Company with or without Cause. For purposes of this Agreement, “Cause” shall mean Executive’s (i) conviction of, indictment for, or entry of a plea of guilty or no contest to, a felony or any other crime that causes public disgrace or disrepute, or materially and adversely affects the Company’s operations or financial performance or the relationship the Company has with its customers; (ii) gross negligence or willful misconduct with respect to the Executive’s performance of Executive’s duties and responsibilities, including but not limited to, fraud, embezzlement, theft, or proven dishonesty in the course of employment or other service to the Company; (iii) alcohol abuse or use of controlled substances other than in accordance with a physician’s prescription; (iv) refusal to perform any lawful, material obligation or fulfill any duty to the Company other than due to a Disability; (v) material breach of any agreement with or duty owed to the Company; (vi) breach of any obligation or duty to the Company (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, non-solicitation, and/or proprietary rights); (vii) failure to perform material duties hereunder (other than any such breach or failure due to your physical or mental illness or legally protected leave of absence); (viii) failure to cooperate, if reasonably requested by the Company, with any investigation or inquiry into your or the Company’s business practices, whether internal or external, including, refusal to be deposed or to provide truthful testimony at any trial or inquiry that has caused or is reasonably expected to result in material injury to the Company or any of its affiliates; and/or (ix) breach of any fiduciary duty owed to the Company or any of its affiliates that has caused or is reasonably expected to result in material injury to the Company or any of its affiliates.  For purposes of Paragraphs 6(c)(iv) and (v) whether the Executive’s conduct is curable will be determined by the Company in its sole and complete discretion.

(d)       Termination by Executive. During the Employment Period, Executive may terminate Executive’s employment with the Company with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean a termination by Executive of Executive’s employment hereunder if (i) any of the following events occur without Executive’s consent, (ii) within 30 days of the occurrence of such event, Executive notifies the Company in writing that such event has occurred describing such event in reasonable detail and demanding cure, (iii) such event is not cured within 30 days after Executive so notifies the Company and (iv) Executive terminates Executive’s employment with the Company no later than 30 days after the expiration of such cure period: (A) a material diminution in Executive’s authority, duties or responsibilities that Executive has on the date hereof, (B) a material reduction in the rate of Base Salary or the target bonus opportunity, other than in connection with an across the board reduction of the base salaries or target bonus opportunities, respectively, of senior executives of the Company generally, (C) the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law, or (D) any material breach by the Company of any of its material obligations hereunder.

(e)       Notice of Termination. Any termination of Executive’s employment by the Company pursuant this Section 6 (other than in the event of Executive’s death) or by Executive, shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. A “Notice of Termination” shall mean a notice stating that Executive’s employment with the Company has been or will be terminated.

(f)        Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated by the Company due to Executive’s Disability; provided, that, if Executive shall have returned to the performance of Executive’s duties on a full-time basis during such 30-day period, such Notice of Termination shall be of no force or effect; (iii) if Executive’s employment is terminated by the Company for Cause or by Executive for Good Reason, the date any applicable cure period expires (and, if there is no applicable cure period, the date specified in the Notice of Termination); provided, that if a party is entitled to cure the nature of such termination and so cures prior to the expiration of the applicable cure period, the Notice of Termination provided to such curing party shall be of no force or effect; and (iv) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which such date shall be no less than 45 days after the date of such notice) and, if no such Notice of Termination is provided by Executive, 45 days after Executive informs the Company of their decision to terminate their employment. Finally, if the Company terminates Executive without Cause, the Company may provide less than 45 days’ notice so long as the Company provides Executive with full pay and benefits in lieu of notice for an amount of time equal to (A) such 45-day period, less (B) the actual number of days’ notice provided to Executive.

(g)	Payments Upon Certain Terminations.

(i)       Termination Without Cause or for Good Reason. If the Company shall terminate Executive’s employment without Cause or Executive shall terminate Executive’s employment for Good Reason, during the Employment Period, the Company shall pay or provide to Executive:

(A)       any accrued and unpaid Base Salary and vacation earned through the Date of Termination (including any pay in lieu of notice), which shall be paid on the tenth day after the Date of Termination (or, if such day is not a business day, the next business day after such day); plus

(B)       as liquidated damages in respect of claims based on provisions of this Agreement and provided that Executive executes and delivers (and does not revoke) a general release of all claims in the form attached hereto as Exhibit A (the “Release”) within 55 days following the Date of Termination:

(I)       twelve months’ Base Salary which shall be paid in periodic installments on the Company’s regular payroll dates, beginning with the next payroll date immediately following the expiration of the 60th day following the Date of Termination;

(II)       vesting of those outstanding equity awards held by the Executive that, to the extent not yet vested, would otherwise vest if the Executive had remained employed by the Company during the 12 months immediately following Executive’s Date of Termination, with the date of such vesting (including if applicable, the attainment of any performance goals) to be determined in accordance with the terms of the applicable equity award agreement.  For purposes of this paragraph (B)(II), the timing of these vests, if any, will follow the same schedule as though Executive were still employed and will not take place any earlier or later. Unless otherwise addressed in this Section (B)(II), the treatment of any restricted stock units, options or any other equity granted to Executive, including the vesting of any such grants, shall be governed by the terms and conditions of the applicable plan and award agreement. All equity granted to Executive during employment that remains unvested as of 12 months immediately following the Date of Termination will be forfeited unless otherwise stated in an applicable award agreement and will be returned to the Company and will no longer be outstanding; and

(III)       payment under the Short-Term Plan or cash equivalent:  (a) if Executive’s Termination Date is between January and March and the Company has not yet paid annual bonuses under the Short Term Plan for the prior calendar year, Executive will receive their annual bonus or cash equivalent subject to the achievement of performance objectives determined by the Board and the bonus or cash equivalent will be paid out at the same time as annual bonuses are paid to rest of the Company;  and (b) if Executive’s Termination Date is after March and so long as Executive has completed three full months of service in the calendar year of Executive’s Termination Date, Executive will receive a pro-rated portion of their annual bonus or the cash equivalent subject to the achievement of performance objectives determined by the Board and the bonus or cash equivalent will be paid out at the same time as annual bonuses are paid to rest of the Company. The amounts paid pursuant to Paragraphs 6(g)(i)(B)(I)-(III) will together be referred to as “Severance.”

(ii)       Termination for Any Other Reason. If Executive’s employment is terminated for any reason other than those specified in Section 6 (g)(i) during the Employment Period, subject to applicable law, the Company shall pay Executive no later than the tenth day after the Date of Termination (or, if such day is not a business day, the next business day after such day), any accrued and unpaid Base Salary and vacation earned through the Date of Termination.

(iii)       Effect of Termination on Other Plans and Programs. In the event that Executive’s employment with the Company is terminated for any reason, Executive shall be entitled to receive all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company in which Executive was a participant immediately prior to the Date of Termination in accordance with the terms thereof; provided, that, if Executive’s employment is terminated without Cause or for Good Reason, subject to applicable law, Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any severance or incentive compensation and the provisions of this Section 6 shall supersede the provisions of any such plan, policy, program or practice.

(h)       Resignation Upon Termination. Effective as of the date of Executive’s termination of employment with the Company, Executive shall resign, in writing, from all positions then held by Executive with the Company and its affiliates unless otherwise requested by the Company and agreed to by Executive.

(i)       Cessation of Professional Activity. The Company may relieve Executive of Executive’s responsibilities and require Executive to immediately cease all professional activity on behalf of the Company.

7.	Restrictive Covenants

(a)       Unauthorized Disclosure. During the Employment Period and following any termination thereof, without the prior written consent of a duly authorized representative of the Company except to the extent permitted under Employee Protections (as set forth in Section 7(e)(iv) of this Agreement) or required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use Executive’s best efforts to consult with the Company prior to responding to any such order or subpoena, and except as authorized in performance of Executive’s duties hereunder, Executive shall not use or disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, marketing plans, management organization information (including, but not limited to, data and other information relating to the Company or any subsidiary thereof (the “Company Group”), or to the members of the boards of directors of the Company Group, or to the management of the Company Group), operating policies or manuals, business plans, financial records, or other financial, commercial, business or technical information (i) relating to the Company Group or (ii) that the Company Group may receive belonging to customers or others who do business with the Company Group (collectively, “Confidential Information”) to any third Person (defined below) unless such Confidential Information has been previously disclosed to the public generally or is in the public domain (in each case, other than by reason of Executive’s breach of this Paragraph.

(b)       Non-Competition. (i) Executive represents that Executive has provided to the Company all copies of any non-competition or other agreements and related documents that in any way pertain to Executive’s ability to seek employment as of this date. Executive represents that Executive has the legal right to accept and perform the position with the Company herein without restriction, other than restrictions pertaining to the confidentiality of former employers’ proprietary information; and (ii)  During the period beginning on the date hereof and ending twelve months after the termination of Executive’s employment with the Company (the “Restriction Period”), Executive shall not, directly or indirectly, own any interest in, operate, join, control or participate as a partner, shareholder, member, director, manager, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity that is in competition with the Business (as defined below) of the Company Group in any jurisdiction in which the Company Group is engaged at the time of Executive’s termination of employment. For purposes of this Agreement, “Business” means the development and manufacture of energy storage products and solutions, including, without limitation, grid-scale energy storage, DC battery systems, applications in commercial and industrial, micro grid, telecom, military, renewables, and residential markets, and the provision of services related thereto.

(c)       Non-Solicitation of Employees. During the Restriction Period, Executive shall not, directly or indirectly, for Executive’s own account or for the account of any other natural person, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity (each, a “Person”) in any jurisdiction in which the Company has commenced or has documented plans, as of the termination of Executive’s employment with the Company, to commence operations during the Employment Period, (i) solicit for employment, employ or otherwise interfere with the relationship of the Company Group with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for the Company Group at any time (a) during the Employment Period, or (b) during the twelve month period immediately preceding the commencement of such Restriction Period, in each case, other than any such solicitation or employment on behalf of or at the request of the Company Group during the Employment Period; or (ii) induce any employee of the Company Group to engage in any activity which Executive is prohibited from engaging in under any of this Section 8 or to terminate such employee’s employment with the Company.

(d)       Non-Solicitation of Business Relationships. During the Restriction Period, Executive shall not, directly or indirectly, for Executive’s own account or for the account of any other Person, in any jurisdiction in which the Company Group has commenced or has made plans to commence operations, solicit, interfere with, or otherwise attempt to establish any business relationship of a nature that is competitive with the Business or relationship of the Company Group with any Person throughout the world which is or was a customer, client, distributor, supplier or vendor of the Business of the Company Group at any time during the Employment Period (in the case of such prohibited activity occurring during such time) or during the twelve month period preceding the commencement of such Restriction Period (in the case of such prohibited activity occurring during the Restriction Period but after the date of Executive’s termination of employment with the Company), other than any such activity on behalf of or at the request of the Company Group during the Employment Period.

(e)       Works for Hire.

(i)       Generally. Executive agrees that the Company shall own all right, title and interest (including, but not limited to, patent rights, copyrights, trade secret rights and other rights throughout the world) in any inventions, works of authorship, ideas or information made or conceived or reduced to practice, in whole or in part, by Executive (either alone or with others) during the Employment Period (collectively “Developments”); provided, however, that the Company shall not own Developments for which no equipment, supplies, facility, trade secret information or Confidential Information of the Company was used and which were developed entirely on Executive’s time, and (A) which do not relate (I) to the business of the Company Group or (II) to the actual or demonstrably anticipated research or development of the Company Group, and (B) which do not result from any work performed by Executive for the Company.

(ii)       Disclosure; Assignment. Subject to Section (e)(i), Executive will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by Executive, either alone or jointly with others during the Employment Period. Executive hereby assigns all right, title and interest in and to any and all of these Developments to the Company. Executive shall further assist the Company, at the Company’s expense, to further evidence, record, and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Executive hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Executive’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Executive.

(iii)       Copyright Act; Moral Rights. In addition, and not in contravention of this Section (e)(i) or Section (e)(ii), Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC §101). To the extent allowed by law, this Section (e) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent Executive retains any such Moral Rights under applicable law, Executive hereby waives such Moral Rights and consents to any action consistent with the terms of this Agreement with respect to such Moral Rights, in each case, to the full extent of such applicable law. Executive will confirm any such waivers and consents from time to time as requested by the Company.

(iv)       Employee Protections.

(A)  Executive has the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to the Securities Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise (including any confidentiality provision) is intended to prohibit Executive from disclosing this Agreement to, or cooperating with or reporting violations to, the SEC or any other such governmental agency or entity or self-regulatory organization (each, a “Governmental Authority”), and Executive may do so without notifying the Company. No member of the Company Group may retaliate against Executive for any of these activities (including reporting internally to the Company Group or to any Governmental Authority), and nothing in this Agreement or otherwise would require Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Governmental Authority.

(B)  Section 1833(b) of Title 18 of the United States Code states “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (b) solely for the purposes of reporting or investigating a suspended violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the Company and Executive have the right to disclose trade secrets in confidence to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Company and Executive also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with Section 1833(b) of Title 18 of the United States Code or create liability for disclosures of trade secrets that are expressly allowed by Section 1833(b) of Title 18 of the United States Code (Section 7(e)(iv)(A) and (B) are hereby collectively referred to as “Employee Protections”).

(f)       Non-Disparagement. Executive agrees that Executive shall neither, directly or indirectly, engage in any conduct or make any statement (including through social media) disparaging or criticizing in any way the Company Group, or any of their personnel, nor engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of the Company Group, or the reputation of the Company Group, in each case, except to the extent permitted by Employee Protections set forth in this Agreement.  This paragraph does not restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed what is required by the law, regulation, or order, and provided further that Executive promptly provides written notice of any such order to the Company.

(g)       Return of Documents. In the event of the termination of Executive’s employment, subject to Employee Protections set forth in this Agreement, Executive shall promptly deliver to the Company or destroy (if requested by the Company)  (i) all property of the Company Group then in Executive’s possession; and (ii) all documents and data of any nature and in whatever medium of the Company Group, and Executive shall not take with Executive any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(h)       Confidentiality of Agreement; Governmental Agency Exception. The parties to this Agreement agree not to disclose its terms to any Person, other than their attorneys, accountants, financial advisors or, in Executive’s case, members of Executive’s immediate family or, in the Company’s case, for any reasonable purpose that is reasonably related to its business operations; provided, that this Section (h) shall not be construed to prohibit any disclosure required by law or in any proceeding to enforce the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, this Agreement does not limit Executive’s ability to communicate with any government agency or otherwise in accordance with Employee Protections as set forth in this Agreement. This Agreement does not limit Executive’s right to receive an award for information provided to any government agencies.

8.	Certain Acknowledgments

Executive acknowledges and agrees that Executive will have a prominent role in the development of the goodwill of the Company Group, and has and will establish and develop relations and contacts with the principal business relationships of the Company Group in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company Group and that (i) in the course of Executive’s employment with the Company, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company Group in the United States of America and the rest of the world that could be used to compete unfairly with the Company Group; (ii) the covenants and restrictions contained in Paragraph 7 are intended to protect the legitimate interests of the Company Group in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions.

9.	Entire Agreement

This Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and Executive with respect thereto, including without limitation, the Offer Letter.

10.       General Provisions

(a)       Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators, and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section (a). The Company may affect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

(b)	Governing Law; Waiver of Jury Trial.

(i)       Governing Law; Consent to Jurisdiction. This Agreement shall be governed in all respects, including as to interpretation, substantive effect, and enforceability, by the internal laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws provisions thereof that would require application to the laws of another jurisdiction other than those that mandatorily apply. Each party hereby irrevocably submits to the jurisdiction of the courts of the Commonwealth of Pennsylvania and the federal courts of the United States of America located in the Western District of Pennsylvania solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute.

(ii)       Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (A) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (B) each such party understands and has considered the implications of this waiver; and (C) each such party makes this waiver voluntarily.

(c)       Taxes. All amounts payable and benefits provided hereunder shall be subject to any and all applicable taxes, as required by applicable Federal, state, local and foreign laws and regulations.

(d)       Amendments; Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by a Person authorized by the Company and is agreed to in writing by Executive and, in the case of any such modification, waiver or discharge affecting the rights or obligations of the Company, is approved by a Person authorized thereby. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e)       Legal Advice; Severability; Blue Pencil. Executive acknowledges that Executive has been advised to seek independent legal counsel for advice regarding the effect of the provisions of this Agreement, and has either obtained such advice of independent legal counsel, or has voluntarily and without compulsion elected to enter into and be bound by the terms of this Agreement without such advice of independent legal counsel. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby. Executive and the Company agree that the covenants contained in Section 8 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

(f)       Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (A) in writing; (B) delivered by either email or by first class postage prepaid; and (C) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof.  If to the Company via email to both the Company’s Chief Legal Officer, Michael Silberman (msilberman@eose.com) and to the Legal Department at legal@eose.com. If to Executive, at Executive’s residential address as currently on file with the Company.

(g)       Survival. The Company and Executive hereby agree that certain provisions of this Agreement, including, but not limited to, Paragraphs 7, 8, 9, and 10, shall survive the expiration of the Employment Period in accordance with their terms.

(h)       Further Assurances. Each party hereto agrees with the other party hereto that it will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other party may reasonably request from time to time, to effectuate the provisions and purpose of this Agreement.

(i)	Section 409A.

(i)       The parties intend that any amounts payable hereunder comply with or are exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6). For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. This Agreement shall be administered, interpreted, and construed in a manner that does not result in the imposition of additional taxes, penalties, or interest under Section 409A. The Company and may make amendments to the Agreement, as are necessary or desirable to avoid the imposition of taxes, penalties, or interest under Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. With respect to the time of payments of any amounts under the Agreement that are “deferred compensation” subject to Section 409A, references in the Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. For the avoidance of doubt, it is intended that any expense reimbursement made to Executive hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (a) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (b) the expense reimbursement shall be made on or before the last day of Executive’s taxable year following the year in which the expense was incurred and (c) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

(ii)       In the event that Executive is a “specified employee” (as described in Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation subject to the six-month delay requirement described in Section 409A(2)(b), then no such payment or benefit shall be made before six months after Executive’s “separation from service” (as described in Section 409A) (or, if earlier, the date of the Executive’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(iii)       The parties hereto intend that the Severance payments up to two times the dollar limit in effect under Section 401(a)(17) of the Code for the year in which Executive’s “separation from service” (as described in Section 409A) occurs shall be exempt from Section 409A to the extent permitted under Treasury Regulation Section 1.409A-1(b)(9)(iii) (the “two- times/two-year” exemption). In determining which installments of Severance are taken into account in applying the two-times/two-year exemption, any other exemptions from Section 409A (including, the short-term deferral exception, if applicable) shall be taken into account first and the immediately following installments shall then be applied toward the two-times/two-year exception (up to the applicable dollar limit).  Neither the Company, its affiliates nor any other person makes any representation that any or all of the payments contemplated the Agreement shall be exempt from or comply with Section 409A or makes any undertaking to preclude Section 409A from applying to any such payment. Notwithstanding anything to the contrary in the Agreement, neither the Company, its Affiliates, nor any person acting on behalf thereof, shall be liable to Executive or to any other person by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of the Agreement or any payment or benefit thereunder to satisfy the requirements of Section 409A.

(j)	Section 280G.

(i)       Notwithstanding anything to the contrary contained in this Agreement or otherwise, to the extent that any payment, distribution or acceleration of vesting to or for the benefit of Executive by the Company (within the meaning of Section 280G of the Code and the regulations thereunder), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) to the Safe Harbor Amount (as defined below) if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income and employment taxes and the Excise Tax), than if Executive received the entire amount of such Total Payments in accordance with their existing terms (taking into account federal, state, and local income and employment taxes and the Excise Tax). For purposes of this Agreement, the term “Safe Harbor Amount” means the largest portion of the Total Payments that would result in no portion of the Total Payments being subject to the Excise Tax. To effectuate the foregoing, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the portion of the Total Payments which are payable in cash and then by reducing or eliminating non-cash payments, in each case, starting with the payments to be made farthest in time from the Determination (as defined below).

(ii)       The determination of whether the Total Payments shall be reduced as provided in Section 10(j)(i) and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by Company from among the 10 largest accounting firms in the United States or by qualified independent tax counsel (the “Determining Party”); Such Determining Party shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Executive, within 10 business days of the termination of Executive’s employment or at such other time determined by the Company.

(iii)       If, notwithstanding any reduction described in this Section (j)(iii), the Internal Revenue Service (“IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of any of the Total Payments or otherwise, then Executive shall be obligated to pay back to the Company, within 30 calendar days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Total Payments equal to the “Repayment Amount”. The “Repayment Amount” with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net after-tax proceeds with respect to the Total Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Payment) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the Total Payments being maximized. If the Excise Tax is not eliminated pursuant to this Section 10 (j)(iii), Executive shall pay the Excise Tax.

(iv)       Notwithstanding any other provision of this Section 10(j), if (i) there is a reduction in the Total Payments as described in this Section 10(j), (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those payments or benefits which were reduced pursuant to this Section 10(j) as soon as administratively possible after Executive pays the Excise Tax (but not later than March 15 following the calendar year of the IRS determination) so that Executive’s net after-tax proceeds with respect to the Total Payments are maximized.

(v)       If, following a reduction of the Total Payments pursuant to Section 10(j)(i), the Determining Party or a court of competent jurisdiction determines that the Total Payments were reduced to a greater extent than required under Section 10(j), then the Company shall as soon as administratively possible (but not later than by March 15 following the calendar year of such determination) pay the amount of such excess reduction to or for the benefit of Executive, together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code), from the date the amount would have otherwise been paid to Executive until the payment date.

(vi)       To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Determining Party shall take into account the value of, services provided or to be provided by Executive (including, without limitation, Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

(k)       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties hereto agree to accept a signed facsimile copy or “PDF” of this Agreement as a fully binding original.

(l)       Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

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IN WITNESS WHEREOF, each Party, intending to be legally bound, hereby executes this Agreement as of the date set forth below.

Company:

Eos Energy Storage, LLC

By: _______________________________

Michael Silberman

Chief Legal Officer

Date: March 30, 2026____________________

Executive

_______________________________

Michelle Buczkowski

Date: March 30, 2026

EXHIBIT A

Separation Agreement and General Release

This Separation Agreement and General Release (the “Agreement”), is entered into by Employee, on behalf of themselves and their heirs, estate, executors, administrators, representatives, successors, and assigns (collectively, “Employee”), and Eos Energy Storage LLC, on behalf of itself and its former, present, and future parent corporations, stockholders, members, subsidiaries, and affiliates, and each of their respective former, present, and future directors, officers, members, managers, employees, agents, representatives, and insurers, and/or any other related entity (collectively, “Company”). Employee and Company may also be referred to individually as a “Party,” and/or collectively as the “Parties.”

Background

The Parties’ relationship is set forth in a DATE Offer of Employment letter and DATE Employment Agreement (together will be referred to as “Employment Agreement”) and XXX provided notice on DATE of its intention to terminate Employee’s employment.

The Parties desire, without any concession or admission of unlawful conduct, liability, fault or wrongdoing, to effect a full, complete, final and binding settlement and compromise of all disputes and/or issues that have been raised or could be raised by Employee arising out of or in any way related to Employee’s employment with and/or separation from Company and/or any other fact or occurrence prior to the date this Agreement is signed.

Terms and Conditions

NOW THEREFORE, for good and valuable consideration, and intending to be legally bound, each Party hereby agrees to the following:

1.       Termination Date: Employee wishes to accept the benefits being offered by the Company in connection with Employee’s separation of employment which will be effective as MONTH, DAY YEAR (the “Termination Date”).

2.       Final Pay: Employee’s final pay for wages earned through the Termination Date will occur in accordance with Company’s regular payroll schedule (or, if applicable law requires an earlier payment, in accordance with applicable law). If Employee has any accrued, unused PTO, it will be included in Employee’s final pay (less applicable deductions and withholdings) regardless of whether Employee signs this Agreement.

3.       Consideration: In exchange for the representations and promises set forth in this Agreement, and provided that Employee signs and returns this Agreement, the Company shall provide Employee with the following payments and consideration (the “Separation Consideration”) as set forth in more detail below. Any gross payments set forth below will be subject to all withholdings and deductions as may be required by law.

(a)       INSERT DETAILS OF CONSIDERATION

(b)       Employee agrees to indemnify and hold Company harmless from any claim for taxes or penalties by any taxing entity assessed against Employee related to the Separation Consideration, as well as any costs or attorneys’ fees incurred in defending such a claim. Employee acknowledges that this Separation Consideration is an amount to which Employee is not otherwise entitled. Employee further acknowledges and agrees that, if Employee violates any of Employee’s post-employment obligations under any agreement with Company or engages in any of the activities precluded by an applicable restrictive covenant, in either case as determined by Company in its reasonable discretion, Employee shall forfeit the right to receive any unpaid portion of the Separation Consideration.

4.       General Waiver and Release of All Claims: Based on the consideration described above, in Paragraph 3 and continued employment through the Termination Date, which Employee agrees is sufficient consideration to which Employee is not otherwise entitled, Employee hereby fully and finally releases, waives, and discharges Company from any and all claims, demands, rights, damages, costs, losses, suits, actions, causes of action, attorneys’ fees, expenses, salary, stock options, commissions, bonuses, wages, overtime or any sums of any nature whatsoever, in law or in equity, known or unknown, arising from or by reason of any matter, act omission, cause or thing whatsoever, whether known or unknown, foreseen or unforeseen, including: any and all claims by or on behalf of Employee that Company has ever committed any statutory violation or other wrong with respect to Employee insofar as such claims have or could have been asserted by Employee; any and all claims of other liability or damage of any nature whatsoever which have arisen or might have arisen from any alleged acts, omissions, events, circumstances or conditions related to Employee’s employment with and/or separation from Company including claims for breach of contract, commissions, minimum wage, overtime pay and/or any fact or occurrence up through the date of this agreement, including any alleged acts of harassment, discrimination or retaliation by Company, age discrimination, workers’ compensation retaliation, negligent or intentional infliction of emotional distress, constructive discharge, wage and hour claims, assault and battery and any other tort (including any and all claims of negligence, negligent hiring, retention and/or supervision, intentional or negligent invasion of privacy, defamation, compelled defamation, intentional or negligent infliction of emotional harm, libel, slander, invasion of privacy or violations of public policy), any and all legal restrictions on Company’s right to terminate employees, or any federal, state or other governmental statute, regulation or ordinance, including any and all claims for monetary recovery, including past or future lost wages, mental anguish, pain and suffering, any liquidated, compensatory or punitive damages and attorneys’ fees, expenses and interest; and any and all claims whatsoever asserted by Employee against Company and for or on account of any matter or thing whatsoever occurring up to and including the date of execution of this Agreement. The statutory claims released by this Agreement include, but are not limited to, claims brought under the following federal laws and analogous state and/or local laws, as amended from time to time:  Title VII of the Civil Rights Act of 1964, as amended in 1991; the Age Discrimination in Employment Act;  the Older Workers Benefit Protection Act; the Fair Labor Standards Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the National Labor Relations Act;  and the Genetic Information Nondiscrimination Act of 2008; and the Immigration Reform Control Act.  The identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner.

The following are also covered by the above referenced Release: the Pennsylvania Human Relations Act; the Pennsylvania Equal Pay Law; the Pennsylvania Whistleblower Law; all Pennsylvania Wage and Hour Laws, including but not limited to the Pennsylvania Minimum Wage Act and the Wage Payment Collection Law, all as amended; the Philadelphia Promoting Healthy Families and Workplaces Act; the Philadelphia Fair Practices Ordinance; and any and all local laws that may be legally waived.

[ADDITIONAL RELEVANT STATE AND FEDERAL LAWS MAY BE REFERENCED]

Employee represents and warrants that Employee has not and will not assign Employee’s interest in any of Employee’s asserted claims or any unasserted claims against Company to anyone. By this Agreement, Employee does not waive any entitlement to any vested benefit, including Employee’s entitlement to life insurance under any applicable Company policies. However, by this Agreement, Employee does not accrue any greater benefit than Employee would under the terms of any plan. Employee fully understands that this Agreement includes any and all claims related in any manner to Employee’s employment or the cessation of that employment except where specifically excluded.

5.       No Right to Rehire: Employee recognizes and agrees that Employee has no right of rehire pursuant to this Agreement, or otherwise.

6.       Agreement as Complete Defense: The Parties understand that this Agreement, and the releases it contains, is a complete defense to any claim or entitlement which Employee may at any time assert against Company in any suit or claim for or on account of any matter or thing whatsoever occurring up to and including the date the Agreement is signed by both Parties.

7.       Confidentiality and Proprietary Information:  As part of the terms of Employee’s offer to join the Company, Employee signed an Employee Nondisclosure, Assignment and Non-Solicitation Agreement (“Confidentiality Agreement”) and understands that certain provisions of the Confidentiality Agreement remain in full force and effect following Employee’s Termination Date. Employee specifically agrees that, subject to the Employee Protections as set forth in the Employment Agreement, Employee will not share any Company confidential or Proprietary Information.

(a)       Subject to the other terms and conditions of this Agreement, Employee agrees to keep the following matters strictly confidential:

(i)       the existence and terms of this Agreement; and

(ii)       the claims which were or could have been asserted, either expressly or by implication, by Employee in any action against Company.

(b)       These matters are to be held in strict confidence by Employee. Employee agrees that all the above-described matters shall be kept confidential and shall not be discussed, disclosed or otherwise revealed to any person or entity, in either general or specific terms except: (i) to a member of Employee’s immediate family, attorney or tax advisor;  (ii) with the prior written consent of Company; (ii) pursuant to an order of a court or an order or request by a governmental body or agency having jurisdiction to issue such order or request, in which event Employee shall make every reasonable effort to notify Company prior to any such disclosure. To the extent that Employee provides details to anyone as permitted in paragraph (b)(i), Employee will advise any person of the obligation to keep the terms of this Agreement strictly confidential. Additionally,  no provision in this Agreement prohibits or restricts Employee (or Employee’s attorney) from engaging in legally protected activity (such as for example engaging in concerted or protected activity pertaining to the terms and conditions of employment) or initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority regarding this Agreement, the underlying facts or circumstances or any matters related to Employee’s employment with Company. This Agreement does not require Employee to contact Company regarding the subject matter of any such communications before engaging in such communications. Employee may also make disclosures of information made confidential by this Agreement for accounting purposes, tax purposes, securing government benefits, or to Employee’s lawyer or accountant, and nothing herein prohibits Employee from disclosing any information or from making any statements as permitted or required by applicable law, including information with respect to a sexual assault dispute or sexual harassment dispute, or regarding sexual misconduct. No provision in this Agreement has the purpose or shall have the effect of concealing details relating to any claim of discrimination, retaliation, or harassment.

8.       Affirmations: To the extent Employee may be classified as nonexempt, is later deemed nonexempt, or later claims Employee should have been classified as nonexempt, Employee affirms that Employee has reported all hours worked as of the date of this agreement and has been paid and/or has received all leave (paid or unpaid), compensation, regular wages, bonuses, commissions, vacation pay, shares, stock options and/or benefits to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Employee. Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested, allowed, or provided for under the Family and Medical Leave Act, and/or any other federal, state, or local leave law. Employee further affirms Employee has not complained of and is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity of Company.

9.       No Admission of Liability: This Agreement shall not in any way be construed as an admission by Company that it has acted wrongfully with respect to Employee or any other person or employee, or that Employee has any rights whatsoever against Company. Company specifically disclaims any liability to or wrongful acts against Employee. It is fully understood and agreed that each Party shall pay that Party’s own attorney’s fees and costs pertaining to the resolution of this matter.

10.       Return of Company Property: Except as noted in this Agreement and subject to the Employee Protections as set forth in the Employment Agreement, by the Termination Date or upon earlier request by Company, Employee agrees to return to Company prior to the payment of any consideration under this Agreement, all documents, tangible things and/or all other items Employee has received or obtained from Company and/or property of Company including computer, mobile phone, keys, security cards, equipment, documents, supplies, customer lists, customer information, and confidential documents. Employee further covenants and agrees that Employee shall not directly or indirectly access, interfere with, tamper with, alter, damage, or destroy Company’s property, including electronic files, or any part thereof. The obligations under this Section are subject to Employee’s legally protected rights to communicate with government bodies and agencies and to engage in legally protected activity. If Employee fails to return any Company property, Company may in its sole discretion make written demand for its return and/or may take legal action to require return/payment. As allowed by applicable law, in the event Employee fails to return all Company property upon two written demands, Employee will be deemed to have agreed that Company property belongs to Company and that Employee is refusing to return Company property. Accordingly, Employee expressly agrees that a presumption shall be created that (1) Employee is required to return Company property; and (2) the applicable sums are due and owing. The demands shall be deemed received if sent to Employee’s last known address in Company’s payroll system, otherwise delivered to Employee’s actual address and/or actually received by Employee.

11.       Knowing and Voluntary Release:

(a)       Employee further states that Employee has carefully read this Agreement and knows and understands its contents and that Employee executes it as Employee’s own free act and deed and enters into the Agreement knowingly and voluntarily.

(b)       Employee acknowledges and agrees that Employee has been given the opportunity to consider this Agreement for a period of twenty-one (21) days, has been advised to review this Agreement with Employee’s counsel, and has seven (7) days after signing this Agreement to revoke the portions of it relating to the release of claims for age discrimination under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act. Such revocation must be made in writing and sent to Company’s Chief Legal Officer, Michael Silberman (msilberman@eose.com). If Employee signs this Agreement prior to the end of any consideration period described herein, Employee specifically acknowledges that Employee does so knowingly and voluntarily.

(c)       The consideration that Employee is eligible to receive under this Agreement will not be paid until the expiration of all applicable revocation periods and/or rescission periods set forth herein. All applicable revocation and/or rescission periods set forth herein will run concurrently, subject to applicable law.

12.       Disparaging Statements: Subject to the Employee Protections as set forth in the Employment Agreement, Employee agrees not to make any disparaging statements concerning the Company.

13.       Non-Waiver: No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall constitute a waiver of such right, power or privilege, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise of such right, power or privilege or the exercise of any right, power or privilege hereunder.

14.       Notices: All notices, requests, demands, claims, and other communications made under this Agreement shall be in writing and be deemed duly given (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service to the address first listed above, or (c) immediately after being sent to the recipient by electronic mail. Either Party may change its address shown above by providing written notice to the other Party of such change.

15.       Definitions and Headings: Unless otherwise expressly noted, all references to: (a) “Section” shall mean, with respect to such reference, each such section or subsection of this Agreement, and (b) “Attachment” shall mean, with respect to any such reference, each such schedule or exhibit attached to this Agreement. The headings of any section or paragraph of this Agreement are for convenience of reference only and shall not be used to interpret any provision of this Agreement.

16.       Severability: The provisions of this Agreement, including those in Attachment A, are deemed severable, and the invalidity, illegality, or unenforceability of one or more of such provisions shall not affect the validity, legality, or enforceability of the remaining provisions. If the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its full extent, then the Court or Arbitrator (as applicable, per the dispute resolution agreement set forth above and Attachment A) is specifically authorized by the Parties to enforce any such restriction or covenant to the maximum extent permitted by law, and Employee hereby consents and agrees that the scope of any such restriction or covenant may be modified accordingly in any proceeding brought to enforce such restriction or covenant.

17.       Governing Law: This Agreement shall be governed, interpreted, and enforced by, under and in accordance with, the laws of the Commonwealth of Pennsylvania without regard to its otherwise applicable conflicts of laws rules.

18.       Dispute Resolution: Employee agrees that, except as otherwise provided therein, any and all disputes that arise relating to Employee’s employment with Company, this Agreement and/or Employee’s separation from Company shall be resolved and/or determined through the dispute resolution procedures set forth in Attachment A hereto. This Agreement does not prohibit Employee from filing claims under workers' compensation and unemployment insurance statutes or require Employee to waive any right Employee has to file a charge or claim, or cooperate or participate in an investigation, or proceeding with any federal, state, or local administrative or government agency (such as the Equal Employment Opportunity Commission, Securities Exchange Commission, National Labor Relations Board, or U.S. Department of Labor), except that Employee waives the right to any recovery, relief, or monetary award in connection with any such charge, claim, investigation, or proceeding, unless prohibited by applicable law. Moreover, civil complaints and/or appeals arising from such charge, claim, investigation, or proceeding are still subject to this dispute resolution agreement and must be mediated and/or arbitrated in accordance with the terms of this Agreement and Attachment A. If Employee would otherwise be legally required to exhaust administrative remedies and/or any other prerequisites before bringing suit on any claim in court, Employee must exhaust his/her administrative remedies and/or satisfy any other legally required prerequisites before making a demand for mediation and/or binding arbitration of any such claims. This dispute resolution agreement applies to claims by Company and claims by Employee.

19.       Clawback: Employee acknowledges and agrees that, to the extent permitted by governing law, Company’s Clawback Policy applies to any Incentive Compensation (as that term is defined in the Clawback Policy) paid by Company to Employee, whether under this Agreement or otherwise.

20.       Compromises and Offers: This Agreement shall be deemed to fall within the protection afforded to compromises and offers to compromise by Federal Rule of Evidence 408 and/or its corresponding state counterpart until executed by all Parties and all contingencies satisfied.

21.       Section 409A: The intent of the Parties is that the payments provided hereunder comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto. Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

22.       Entire Agreement: This Agreement constitutes the entire agreement of the Parties, and fully supersedes any prior or contemporaneous written or oral agreements between the Parties, regarding the subject matter contained in this Agreement with the exception of any confidentiality or non-disclosure, non-compete, assignment of proprietary rights, or non-solicitation agreement(s) signed by Employee in connection with Employee’s employment with Company (the “Prior Agreements”), for which obligations remain in full force and effect and are in addition to the obligations set forth herein, and Employee expressly acknowledges Employee’s intent to adhere to the promises contained in those Prior Agreements. Employee also acknowledges that Employee has not relied on any representation, promises, or agreements of any kind made in connection with the decision to sign this Agreement, except for those set forth in this Agreement. No modification of this Agreement shall be binding or enforceable unless expressly agreed to by the Parties in writing.

23.       Assignment and Beneficiaries: Any assignment of this Agreement by any Party without the other Party’s prior written consent, not to be unreasonably withheld, shall not be permitted except for assignments to such Party’s affiliates. The terms, conditions and covenants of this Agreement shall be binding upon each Party, and each of its respective successors, and is for the benefit of each such Party and its successors and assigns.

24.       Execution by Counterparts: This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signatures of any Party delivered by an electronic signature program (such as Docusign), an email transmission in portable document format (also known as a “pdf.” file), or facsimile shall be deemed delivery of an original executed counterpart for all purposes and shall be binding on all Parties.

IN WITNESS WHEREOF, each Party, intending to be legally bound, hereby executes this Agreement as of the date set forth below.

Company:

Eos Energy Storage, LLC

By: ___________________________

Date: ____________________

Employee:

__________________________________________________________________________

Date: ___________________

ATTACHMENT A TO SEPARATION AGREEMENT AND GENERAL RELEASE

Dispute Resolution Procedures

1.       Mediation:

(a)       If a dispute arises within the scope of this Agreement that was not resolved through consultation with Company’s Human Resources, the Parties shall first submit the dispute or controversy to non-binding mediation in accordance with the following procedure: Either Employee or Company can initiate the dispute resolution process by submitting a written request to mediate to the other Party. Requests to Company should be addressed to the attention of Company’s Legal Department. The mediation shall be held before a qualified neutral mediator, and the mediation shall take place in the metropolitan area of the division or office to which the Employee was assigned at the time of the dispute. The Parties shall jointly designate a mediator. Within fifteen (15) business days of receipt of the initiating Party’s written request for mediation, the Parties shall exchange a written list of each Party’s proposed mediators and shall make a good faith effort to agree on a mutually acceptable mediator. If the Parties cannot agree on a mediator within thirty (30) business days of the date of the written request for mediation, the mediation will be administered by the American Arbitration Association ("AAA"), and AAA will designate a qualified mediator. The Employment Arbitration Rules and Mediation Procedures can be found at www.adr.org.

(b)       To initiate mediation proceedings with the AAA in circumstances where the Parties cannot agree on a mediator, the Party initiating the mediation request shall first notify the other Party in writing that no agreement can be reached on mediator selection, and then both Parties shall submit a “Request for Mediation Form” to the AAA. (Online forms are available at www.adr.org). The designated mediator shall have experience and expertise in the subject matter of the dispute. Company and the Employee are obligated to make a good faith effort to resolve the issue through mediation, and to participate in the mediation session to its conclusion. The Parties are entitled to a full day mediation session under this Agreement; however, the Parties may jointly agree to a half-day mediation session. Mediation sessions are to be conducted with as little formality and technicality as possible. The Parties shall equally share the costs of mediation, unless the Parties agree otherwise, and each Party shall bear its/his/her own attorneys’ fees and costs in connection with the mediation of any disputes under this Agreement. To ensure that mediation is held in a non-prejudicial manner and to encourage candid discourse among the Parties, all information disclosed in the course of mediation is to remain confidential.

2.       Binding Arbitration:

(a)       If the dispute is not resolved through mediation, Employee and Company agree to resolve the dispute exclusively by binding arbitration under the Federal Arbitration Act (“FAA”) and this Agreement. Preliminary injunctive relief and other provisional remedies in aid of arbitration may be sought by either the Employee or Company in a court of competent jurisdiction under applicable law, but the arbitrator alone may award permanent injunctive relief. All proceedings shall be confidential as allowed by law.

(b)       Employee acknowledges and agrees that proceeding under this Agreement is the exclusive remedy for all disputes arising from or related to his/her employment with or separation from Company, as well as any disputes related to this Agreement. In addition, both Employee and Company agree to waive all rights to a civil court action regarding any disputes within the scope of this Agreement. This means that only the arbitrator, and not a judge or jury, will decide the dispute.

(c)       Arbitrations under this Agreement will be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and resolved by a neutral arbitrator in a binding arbitration administered by the AAA under the arbitration-related portion of the AAA's Employment Arbitration Rules and Mediation Procedures (the "Arbitration Rules"), in effect on November 1, 2009, including indigency determination procedures. The Arbitration Rules are available at http://www.adr.org. In the case of a conflict between the AAA Rules and this Agreement, this Agreement shall control.

(d)       The interpretation and enforcement of this dispute resolution agreement shall be governed exclusively by the Federal Arbitration Act. Employee understands and agrees that this Agreement applies to all claims arising from or related to his/her employment, except claims filed under workers' compensation and unemployment insurance statutes and administrative charges filed under the National Labor Relations Act, Title VII, or other governmental agency charges, although civil complaints arising from such charges are still subject to this Agreement and must be submitted to confidential binding arbitration in accordance with the terms of this Agreement. As noted above, if Employee would otherwise be legally required to exhaust administrative remedies and/or any other prerequisites before bringing suit on any claim in court, Employee must exhaust his/her administrative remedies and/or satisfy any other legally required prerequisites before making a demand for arbitration of any such claims. All statutes of limitation that would be applied if the applicable dispute was filed in court of competent jurisdiction shall apply to disputes under this Procedure. In the event a court orders the Parties to arbitration and/or any other form of ADR under this Procedure in a case where the suit was initially filed within the applicable statute of limitations and within other applicable jurisdictional deadlines, the Party seeking affirmative relief in the case must make the required filings with AAA within 45 days of the date of the court order, or the case shall be dismissed with prejudice. Any case not submitted to Arbitration or filed in court within the applicable statute of limitations or other applicable jurisdictional deadline shall be subject to dismissal in accordance with applicable law. This provision is not intended to constitute a waiver of the obligations of the Parties to submit disputes in accordance with this policy, but as a time limit for cases not otherwise time-barred to be submitted to arbitration.

(e)       Unless otherwise agreed by the Parties, arbitration shall take place in the city in which the Division office of the division or corporate office or equivalent to which the Employee was assigned is located. Employee will pay AAA's filing fee for disputes arising under "employer-promulgated plans" under the Arbitration Rules and bear his/her own attorney's fees and costs of preparing the case, unless the arbitrator awards such fees and costs. The arbitrator is empowered to award attorneys’ fees and costs to either Party based on applicable law. Company will pay the remaining part of the filing fee, AAA's administrative fees for such disputes, and the fees and expenses of the arbitrator and it will provide or pay for the hearing facilities. Employee acknowledges that Company's payment of such fees shall in no way affect the neutrality of the arbitrator and will stipulate to same prior to the commencement of the arbitration.

(f)       In rendering an award, the arbitrator shall determine the rights and obligations of the Parties according to applicable law and the arbitrator's decision shall also be governed by applicable law, as though the matter were before a court of law.

(g)       Employee understands that, notwithstanding anything to the contrary in the AAA Arbitration Rules, and in consideration for the relaxed standards of evidence and speed of arbitration proceedings, Employee and Company agree to arbitrate any claims individually and further agree there shall be no class actions, collective actions, multi-plaintiff arbitrations, or class arbitrations of any claims within the scope of this Agreement. The arbitrator shall not have power to treat any claim as a class, collective, multi-plaintiff, or consolidated claim. This means that arbitration may only proceed on an individual basis.

(h)       Employee further understands that, notwithstanding anything to the contrary in the AAA Arbitration Rules, Employee and Company agree that formal discovery in any arbitration proceeding shall be limited to four (4) depositions per side; fifteen (15) interrogatories per side; and requests for production of documents/things shall be limited to thirty (30) document categories per side. Provided, however, that the arbitrator shall have the power to increase the number of depositions, document requests, and interrogatories upon a showing of good cause and substantial need and that the requested discovery is not duplicative or cumulative and cannot be obtained by less-intrusive, less-burdensome, and less-expensive means. Documents and information that are equally available to each Party, such as information available in the public domain, may not be requested through discovery.

(i)       Employee and Company further agree that a Party may serve on the opposing Party an offer to settle, compromise and/or allow judgment on specified terms, in accordance with the requirements of any state or local law or rule providing for offers of settlement, compromise and/or judgment that exist in the geographic location of the arbitration proceeding. And any such offers shall be governed by applicable state or local law. If there is no applicable state or local law in effect concerning offers of settlement, compromise, and/or judgment in the geographic location of the arbitration proceedings, the Parties are entitled to make an offer of judgment in accordance with the requirements of Rule 68 of the Federal Rules of Civil Procedure. If the opposing Party serves timely written notice accepting the offer, either Party may then file the offer and notice of acceptance, plus proof of service, with the arbitrator. The arbitrator must then enter a written arbitration award confirming judgment in accordance with the terms specified in the accepted offer. An unaccepted offer is considered withdrawn, but it does not preclude a later offer. The impact of an unsuccessful offer will be determined by the Arbitrator in accordance with applicable law.

(j)       Either Party may file dispositive motions of the kind allowed by the Federal Rules of Civil Procedure, and the arbitrator shall timely rule on such motions in accordance with applicable law.

(k)       Any arbitration award shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the essential findings and conclusions. Such decision shall be final, conclusive, and binding on the Parties to the arbitration. The decision of the arbitrator shall be made within thirty (30) days following the close of the hearing. Employee and Company agree the award shall be enforceable by any state or federal court of competent jurisdiction within the state in which the Employee works or worked for Company at the time the dispute arose.

(l)       If any part of this arbitration procedure is in conflict with any applicable law, the law shall govern, and that part of this arbitration procedure shall be reformed and construed to the maximum extent possible in conformance with the applicable law. The arbitration procedure shall remain otherwise unaffected and enforceable. This Agreement is not intended to interfere with or restrict protected concerted activities pursuant to the National Labor Relations Act.

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